As filed with the U.S. Securities and Exchange Commission on December 16, 2024.

Registration No. 333-281144

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

AMENDMENT NO. 3

TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

Plum Acquisition Corp. IV
(Exact Name of Registrant as Specified in its Charter)

______________________

Cayman Islands	6770	98-1795710
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2021 Fillmore St. #2089
San Francisco, California 94115
Tel: (929) 529-7125
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

______________________

Kanishka Roy
Chief Executive Officer
2021 Fillmore St. #2089
San Francisco, California 94115
Tel: (929) 529-7125
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

______________________

Copies to:

Alan Annex, Esq Jason Simon, Esq. Tricia Branker, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard, Suite 1000 McLean, Virginia 22102 Tel: (703) 749-1300	Christopher J. Capuzzi, Esq. Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Tel: (212) 596-9000

______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Plum Acquisition Corp. IV is filing this Amendment No. 3 to its registration statement on Form S-1 (333-281144) (the “Registration Statement”) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	250,000
Accounting fees and expenses	50,000
Printing and engraving expenses	50,000
SEC and FINRA expenses	68,948
Roadshow expenses	20,000
Exchange listing fees	85,000
Miscellaneous expenses	76,052
Total offering expenses	600,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our directors and officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We may purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and officers.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On June 26, 2024, our Sponsor paid $25,000 to cover certain of our offering and formation costs in exchange for the issuance of 7,665,900 founder shares to our Sponsor, or approximately $0.003 per share. Such securities were issued in connection with the Registrant’s incorporation pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares issued was determined based on the expectation that the founder shares would represent 25% of the issued and outstanding ordinary shares upon completion of this offering (not including the Class A ordinary shares underlying the private placement units and the restricted private placement shares and the restricted private placement shares).

Subsequently, on July 24, 2024, our Sponsor transferred 25,000 founder shares to two of our independent director nominees and on August 5, 2024, our Sponsor transferred 25,000 to one of our independent director nominees (an aggregate of 75,000 founder shares) at their original purchase price. On December 6, 2024, our Sponsor surrendered 1,915,900 founder shares for no consideration. Our initial shareholders currently hold an aggregate of 5,750,000 founder shares.

Subject to each non-managing investor purchasing, through an investment in our Sponsor, the private placement units allocated to it in connection with the closing of this offering, our Sponsor will issue membership interests at a nominal purchase price to the non-managing investors reflecting interests in an aggregate of 1,760,000 founder shares held by our Sponsor.

Up to 750,000 of the founder shares are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised. Our initial shareholders and their permitted transferees will collectively beneficially own 25% of our issued and outstanding shares upon completion of this offering (not including the Class A ordinary shares underlying the private placement units and the restricted private placement shares). If we increase or decrease the size of this offering, we will effect a capitalization or share repurchase or redemption or other appropriate mechanism, as applicable, with respect to our founder shares immediately prior to the consummation of this offering in such amount as to maintain the number of founder shares at 25% of our issued and ordinary shares upon the consummation of this offering (not including the Class A ordinary shares underlying the private placement units and the restricted private placement shares).

Our Sponsor has committed to purchase an aggregate of 370,000 private placement units (or 407,125 private placement units if the underwriters’ over-allotment option is exercised in full) and 440,000 restricted private placement shares at a price of $10.00 per unit, or $3,700,000 in the aggregate (or $4,071,250 if the underwriters’ overallotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering.

In addition, Cohen has committed to use a portion of its underwriting discount and commission to purchase an aggregate of 190,000 private placement units (or 218,500 private placement units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per unit, or $1,900,000 in the aggregate (or $2,185,000 if the underwriters’ overallotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. In addition, Seaport has committed to use a portion of its underwriting discount and commission to purchase an aggregate of 47,500 private placement units (or 54,625 private placement units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per unit, or $475,000 in the aggregate (or $546,250 if the underwriters’ overallotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering.

The non-managing investors have indicated an interest to purchase, indirectly through the purchase of non-managing investor membership interests, an aggregate of 220,000 private placement units and 440,000 private placement shares at a combined price of $10.00 per non-managing investor private placement security ($2,200,000 in the aggregate) in a private placement that will close simultaneously with the closing of this offering. The non-managing investors will pay no additional consideration for the restricted private placement shares. Subject to each non-managing investor purchasing, through an investment Sponsor, the non-managing investor private placement securities allocated to it in connection with the closing of this offering, our Sponsor will issue membership interests at a nominal purchase price to the non-managing investors reflecting interests in an aggregate of 1,760,000 founder shares held by our Sponsor.

All of the foregoing purchases will take place on a private placement basis simultaneously with the completion of our initial public offering. The issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.    The following exhibits are being filed herewith:

Exhibit	Description
1.1**	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association dated June 10, 2024
3.2*	Form of Amended and Restated Memorandum and Articles of Association
4.1*	Specimen Unit Certificate
4.2*	Specimen Class A Ordinary Share Certificate
4.3*	Specimen Warrant Certificate (included in Exhibit 4.4)
4.4*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant
5.1*	Opinion of Mourant Ozannes (Cayman) LLP
5.2*	Opinion of Greenberg Traurig, LLP
10.1*	Promissory Note, dated June 26, 2024, issued to Plum Partners IV, LLC
10.2*	Subscription Agreement, dated June 26, 2024, between the Registrant and Plum Partners IV, LLC
10.3*	Form of Letter Agreement among the Registrant, its directors and officers and Plum Partners IV, LLC
10.4*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant
10.5*	Form of Registration Rights Agreement between the Registrant and certain security holders
10.6*	Form of Unit and Restricted Share Subscription Agreement between the Registrant and Plum Partners IV, LLC
10.7*	Form of Unit Subscription Agreement between the Registrant and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC
10.8*	Form of Unit Subscription Agreement between the Registrant and Seaport Global Securities LLC
10.9*	Form of Indemnity Agreement
10.10*	Consulting Agreement, dated September 11, 2024, by and between the Registrant and Cooper Advisers LLC
10.11*	Consulting Agreement, dated September 11, 2024, by and between the Registrant and Freya Advisory LLC
14*	Form of Code of Ethics and Business Conduct
23.1*	Consent of WithumSmith+Brown, PC
23.2*	Consent of Mourant Ozannes (Cayman) LLP, Cayman Islands (included in Exhibit 5.1)
23.3*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.2)
24*	Power of Attorney (included on signature page to the initial filing of this Registration Statement)
99.1*	Consent of Allan Chou
99.2*	Consent of Avanish Sahai
99.3*	Consent of Anjai Gandhi
99.4*	Audit Committee Charter
99.5*	Compensation Committee Charter
99.6*	Nominating and Corporate Governance Committee Charter
107**	Filing Fee Table

____________

*        Previously filed

**      Filed herewith.

(b)    Financial Statements.    See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)     For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of December, 2024.

Plum Acquisition Corp. IV
By:	/s/ Kanishka Roy
	Name:	Kanishka Roy
	Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
*	Chairman and Chief Executive Officer	December 16, 2024
Kanishka Roy	(Principal Executive Officer)
*	Chief Financial Officer and Director	December 16, 2024
Steven Handwerker	(Principal Financial and Accounting Officer)
/s/ Kanishka Roy
Kanishka Roy
Attorney-In-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of December, 2024.

By:	/s/ Kanishka Roy
Name: Kanishka Roy
Title: Chairman and CEO